As filed with the Securities and Exchange Commission on December 4, 2008
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________

PENNSYLVANIA COMMERCE BANCORP, INC.
(Exact name of issuer as specified in its charter)

Pennsylvania	25-1834776
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3801 Paxton Street, PO Box 4999, Harrisburg, PA	17111-0999
(Address of Principal Executive Offices)	(Zip Code)

PENNSYLVANIA COMMERCE BANCORP, INC.
2006 Employee Stock Option Plan
(Full title of the Plan)

MARK A. ZODY, CHIEF FINANCIAL OFFICER
PENNSYLVANIA COMMERCE BANCORP, INC.
3801 Paxton Street
PO Box 4999
Harrisburg, Pennsylvania 17111
(Name and address of agent for service)

(800) 653-6104
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer	X
Non-accelerated filer	Smaller Reporting Company

Copies to:
Mary Alice Busby, Esquire
Mette, Evans & Woodside
1105 Berkshire Boulevard, Suite 320
Wyomissing, PA  19610
(610) 374-1135

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities	to be	offering	aggregate	registration
to be	registered	price	offering	fee
registered	(1)	per share(2)	price (2)

Common	500,000	$ 26.89	$13,445,000	$528.39
Stock	shares
($1.00
par value)

(1)
In accordance with Rule 416 (c), this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, as provided by the Plan.

(2)
Shares are being registered for stock options granted pursuant to the Pennsylvania Commerce Bancorp, Inc. 2006 Employee Stock Option Plan.  The offering (exercise) price per share has been computed pursuant to Rule 457 (c) and (h)(1) based on the average of the high and low prices of the common stock of the Registrant on the Nasdaq Stock Market on November 28, 2008.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

(c)
The Company’s Current Reports on Form 8-K filed with the SEC on January 22, 2008; February 8, 2008; February 28, 2008; April 16, 2008; July 15, 2008; October 15, 2008; November 6, 2008; November 7, 2008; November 10, 2008; and November 13, 2008.

(d)	All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2007.

(e)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A dated September 23, 2004 and filed September 28, 2004, and any amendment or report filed for the purpose of updating such description, filed pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                      Description of Securities.

Not Applicable.

Item 5.                      Interests of Named Experts and Counsel.

Certain legal matters in connection with the Plan have been passed upon for the Company by the law firm of Mette, Evans & Woodside.  As of November 24, 2008, Mette, Evans & Woodside and its attorneys beneficially owned (pursuant to Rule 13d-3 of the Exchange Act) an aggregate of approximately

211,700 shares of the Company’s common stock.  Howell C. Mette, a shareholder and employee of Mette, Evans & Woodside, is a director of the Company.

Item 6.                      Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees, and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, with the approval of a corporation's shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to act unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Company’s articles of incorporation and bylaws have provisions providing for (1) indemnification of directors, officers and employees of the Company and (2) the elimination of a director's liability for monetary damages, each to the full extent permitted by Pennsylvania law.

The Company’s bylaws also provide for the creation of a fund to secure or insure the Company’s indemnification obligations under the articles of incorporation and bylaws.  The Company’s directors’ and officers’ liability insurance policy covers typical errors and omissions liability associated with the activities of the Company.  The provisions of the insurance policy would probably not indemnify the directors and officers against liability arising under the Securities Act of 1933, as amended.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

3.1
Amended and Restated Articles of Incorporation of Pennsylvania Commerce Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K, filed with the SEC on December 20, 2007).

3.2	Amended and Restated Bylaws of Pennsylvania Commerce Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Company's Current Report on Form 8-K, filed with the SEC on December 20, 2007).

5	Opinion re: Legality and Consent of Mette, Evans and Woodside, special counsel to the Company.

10.1	Pennsylvania Commerce Bancorp, Inc. 2006 Employee Stock Option Plan, as amended.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Mette, Evans and Woodside, special counsel to the Company (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

Item 9.                      Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated herein by reference;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on this 4th day of December 2008.

PENNSYLVANIA COMMERCE BANCORP, INC.
(Registrant)

By /s/ Mark. A. Zody
Mark A. Zody
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each Director whose signature appears below constitutes and appoints Gary L. Nalbandian and Mark A. Zody and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Gary L. Nalbandian Gary L. Nalbandian	Chairman of the Board, President and Director (Principal Executive Officer)	December 4, 2008

/s/ Mark A. Zody Mark A. Zody	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 4, 2008

/s/ James R. Adair James R. Adair	Director	December 4, 2008

/s/ John J. Cardello John J. Cardello	Director	December 4, 2008

/s/ Jay W. Cleveland, Jr. Jay W. Cleveland, Jr.	Director	December 4, 2008

/s/ Douglas S. Gelder Douglas S. Gelder	Director	December 4, 2008

/s/ Alan R. Hassman Alan R. Hassman	Director	December 4, 2008

/s/ Howell C. Mette Howell C. Mette	Director	December 4, 2008

/s/ Michael A. Serluco Michael A. Serluco	Director	December 4, 2008

/s/ Samir J. Srouji Samir J. Srouji, M.D.	Director	December 4, 2008

EXHIBIT INDEX

Exhibit

3.1
Amended and Restated Articles of Incorporation of Pennsylvania Commerce Bancorp, Inc. (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K, filed with the SEC on December 20, 2007).

3.2	Amended and Restated Bylaws of Pennsylvania Commerce Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to the Company's Current Report on Form 8-K, filed with the SEC on December 20, 2007).

5	Opinion re: Legality and Consent of Mette, Evans and Woodside, special counsel to the Company.

10.1	Pennsylvania Commerce Bancorp, Inc. 2006 Employee Stock Option Plan, as amended.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Mette, Evans and Woodside, special counsel to the Company (included in Exhibit 5).

24	Powers of Attorney (included on signature page).